Exhibit 10.14

SUBLEASE

THIS SUBLEASE (this “Sublease”) is made as of the 30 day of September, 2007, by and between FARO Technologies, Inc. (“Tenant” and “Sublandlord”) and Priority HealthCare Corporation, an Indiana corporation (“Subtenant”).

W I T N E S S E T H:

WHEREAS, Sun Life Assurance Company of Canada, a Canadian corporation, as landlord (the “Landlord”), and Tenant, as tenant, entered into that certain Lease (as amended, the “Lease”), dated as of September     , 2007, and demising certain premises (the “Leased Premises”) located in the building (the “Building”) commonly known as 250 Technology Parkway [a copy of the Lease is attached hereto as Exhibit A and incorporated herein for all purposes];

WHEREAS, Tenant desires to sublet unto Subtenant, and Subtenant desires to take and sublease from Tenant, certain space comprising the Leased Premises; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Tenant has agreed to sublease and does hereby demise and sublet unto the Subtenant, and Subtenant does hereby sublet from the Tenant, the Subleased Premises (as hereinafter defined), to have and to hold all of the same unto the Subtenant, subject to the Lease, and for the term, at the rentals, and upon the conditions hereinafter set forth:

1. Demise and Description of Property. Tenant hereby subleases to Subtenant a portion of the Building consisting of the server room (the “Subleased Premises”) as shown on the floor plan attached hereto as Exhibit B and incorporated herein by reference. The Subleased Premises constitute a portion of the Leased Premises further described in the Lease. Subtenant shall further have the right, during the term of this Sublease, to use such portions of the Leased Premises as are necessary for ingress and egress to and from the Subleased Premises.

2. Term. The term of this Sublease shall commence on 10/1/07 (the “Commencement Date”), and shall terminate on 4/30/08, or on such earlier date as the Lease may otherwise expire or terminate.

3. Terms of the Lease Govern. Subtenant understands that occupancy of the Subleased Premises is subject to, in addition to the provisions of this Sublease, the Lease. Subtenant has read and understands the Lease, including the rules and regulations governing the Lease, and Tenant and Subtenant shall each perform and comply with all terms, provisions, covenants, conditions, rules, regulations and policies (as may be changed from time to time) contained in, and required of Tenant under, the Lease. Notwithstanding anything in this Sublease to the contrary, Subtenant shall not be responsible for any obligations of Tenant to the extent such obligations are inconsistent with the express terms of this Sublease, and without limiting the generality of the foregoing, except for the Subtenant’s payment of rental and

Subtenant’s pro rata share of services and operating expenses set forth in Section 4 of this Sublease, Subtenant shall not be responsible for the payment of, and shall not be deemed to assume, any of the rental obligations of Tenant to Landlord under the Lease or any obligations of Tenant to Landlord relating to that portion of the Leased Premises which is not the Subleased Premises.

4. Rental.

(a) Subtenant shall pay as monthly base rental (the “Base Rental”) for the Subleased Premises an amount equal $1,833.33, and such amount shall be due and payable in equal monthly installments directly to Tenant, or Landlord if Landlord elects otherwise in writing delivered to Tenant and Subtenant, in advance, on or before the first day of each calendar month during the term of this Sublease. Any rental amounts paid directly from Subtenant to Landlord at Landlord’s direction shall be deemed rental payments made under this Sublease.

(b) In addition to the Base Rental, Subtenant shall pay as additional rental Subtenant’s pro rata share of services provided by Landlord as described in Paragraph 3.2 of the Lease and Tenant’s proportionate share of operating expenses pursuant to and as calculated under the terms of the Lease. Subtenant’s proportionate share shall be the fraction, the numerator of which shall be the total number of square feet occupied by Subtenant, and the denominator of which shall be the total number of square feet in the Leased Premises.

(c) All rental payable under this Sublease shall be paid without any setoff or deduction whatsoever. Should the term of this Sublease commence on a day other than the first day of the calendar month or end on a day other than the last day of calendar month, the rent for such partial month shall be prorated.

(d) All rental payable under this Sublease shall be paid to Tenant unless Tenant defaults and/or Landlord notifies Subtenant in writing of its election to require rental payments to be paid directly to Landlord (at Landlord’s address set forth on the Lease or as Landlord directs from time to time).

5. Parking. Subtenant shall be entitled to 2 of Tenant’s parking spaces for 2 vehicles during the term of this Sublease subject to the provisions set forth in the Lease.

6. Use. The Subleased Premises shall be used by Subtenant only for the permitted use described in the Lease and for no other purpose.

7. Assignment and Subletting. Subtenant may not assign this Sublease or sublease the Subleased Premises without the prior written consent of Tenant and Landlord, which may be refused in Landlord’s sole and absolute discretion.

8. Default. If Subtenant fails to pay any sum payable under the Sublease when due and fails to remedy such failure within five (5) days of Subtenant’s receipt of written notice from Landlord or Tenant, or if Subtenant fails to perform or comply with any other term, covenant or condition under this Sublease, and fails to remedy such failure within fifteen (15) days of

Subtenant’s receipt of written notice from Landlord or Tenant (or such lesser time as may be provided for cure under the Lease), then Landlord or Tenant will have the right, upon written notice to Subtenant and in addition to other available remedies, to terminate this Sublease. If this Sublease is so terminated, Landlord or Tenant may take possession of the Subleased Premises, and Subtenant will remain liable for all accrued obligations of Subtenant through the date of termination.

9. Insurance. Subtenant shall obtain and maintain, at its own expense, all property and liability insurance for the Subleased Premises which Tenant is required to obtain and maintain for the Leased Premises under the Lease.

10. Liability and Indemnity. Subtenant agrees to indemnify and hold Tenant and Landlord and Landlord’s managing agent harmless against all claims (including costs and expenses of defending such claims) arising from any act or omission of Subtenant or Subtenant’s agents, employees, invitees or contractors arising from any injury to any person or damage to the property of any person in or about the Subleased Premises. Subtenant agrees to use and occupy the Subleased Premises and other facilities of the Building at Subtenant’s own risk and hereby releases Tenant, Landlord and their respective agents and employees from all claims for any damage or injury, to the full extent permitted by law, unless such claims result from the breach of Tenant’s or Landlord’s respective obligations under the Lease or this Sublease. No party shall have any right or claim against Tenant, Landlord or their respective agents and employees for property damage by way of subrogation or assignment, Subtenant hereby waiving and relinquishing any such right.

11. Attornment. In the event of the occurrence of an event of default by Tenant under the Lease, if Landlord elects to terminate the Lease or terminate Tenant’s right to occupy the Leased Premises, then provided Subtenant is not in default under this Sublease, this Sublease shall continue as a direct lease between Landlord and Subtenant, in which event Subtenant shall attorn to and recognize Landlord as the landlord hereunder. Subtenant agrees to execute any documents or instruments necessary to facilitate Subtenant’s attornment upon Landlord’s request.

12. Tenant’s Liability Under the Lease. This Sublease shall not release, relieve or in any manner modify the obligations of Tenant under the terms and conditions of the Lease. Tenant shall remain fully liable to Landlord for its rental obligations under the Lease.

13. No Expansion Right or Right of First Refusal. Subtenant shall have no right to exercise any expansion right or right of first refusal granted to Tenant under the Lease.

14. Amendments of Lease. Tenant agrees not to amend the Lease in any manner which adversely affects Tenant’s right of use and occupancy of the Subleased Premises or Tenant’s obligations under this Sublease, without Subtenant’s prior written consent.

15. Notices. Any notice, tender or delivery to be given hereunder shall be personally delivered in writing or be sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the respective party at its address set forth on the signature page hereto. Tenant and Subtenant shall copy Landlord, in the manner set forth above, on all notices which they send to one another. In addition, a copy of any notice sent to Landlord shall be sent to the address specified in the Lease or as directed by Landlord from time to time.

16. Generator. Contemporaneously with the execution of this Lease, Subtenant agrees to sell to Tenant that certain building generator being more fully described on Exhibit C (the “Generator”). Tenant shall pay to Subtenant the sum of $150,000 for the Generator, which sum shall be payable in 7 equal monthly installments of $21,428.57 per month. Upon the payment of the final installment, Subtenant shall deliver a bill of sale for the Generator assigning and conveying the Generator to Tenant. With respect to the Generator and any other equipment which Tenant agrees to purchase from Subtenant, Tenant agrees to remain responsible to Landlord to remove such equipment at such times and upon such terms as required by the Lease.

TENANT:

ADDRESS:	FARO Technologies, Inc.

125 Technology Park	By:	/s/ Keith S. Bair
Lake Mary, Florida 32746	Name:	Keith S. Bair
	Title:	CFO

SUBTENANT:

ADDRESS:	Priority HealthCare Corporation

255 Technology Park	By:	/s/ Keith J. Ebling
Lake Mary, Florida 32746	Name:	Keith J. Ebling
	Title:	Secretary
Attn: Charlie Hummel
With a copy to:
Thomas A. Rocheford
Express Scripts
6625 West 78th Street
Bloomington, MN 55439